Exhibit 4

EXECUTION VERSION

Dated August 22, 2014

(1) SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

and

(2) COUNTRY HILL LIMITED

SUBSCRIPTION AGREEMENT

relating to the exercise of pre-emptive right in connection with the issue of 2,590,000,000

Shares in the share capital of

Semiconductor Manufacturing International Corporation

Table of Contents

Clause		Page

1	DEFINITIONS AND INTERPRETATION	- 1 -

2	SUBSCRIPTION	- 4 -

3	CONDITIONS OF SUBSCRIPTION	- 5 -

4	COMPLETION OF THE SUBSCRIPTION	- 6 -

5	UNDERTAKINGS OF THE SUBSCRIBER AND THE COMPANY	- 6 -

6	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	- 7 -

7	INDEMNITY	- 14 -

8	EXPENSES	- 15 -

9	TERMINATION	- 16 -

10	ANNOUNCEMENT	- 17 -

11	TIME OF THE ESSENCE	- 17 -

12	NOTICES	- 17 -

13	MISCELLANEOUS	- 18 -

14	APPLICABLE LAW AND JURISDICTION	- 19 -

- i -

THIS SUBSCRIPTION AGREEMENT is made on _________ 2014

BETWEEN:

(1)	SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION, a company duly incorporated in the Cayman Islands whose principal place of business in Hong Kong is at Suite 3003, 30th Floor, 9 Queen’s Road Central, Hong Kong (the “Company”); and

(2)	COUNTRY HILL LIMITED, a company whose principle place of business is 6/F, New Poly Plaza No. 1 Chaoyangmen Beidajie, Dongcheng District, Beijing 100010, The People's Republic of China (the “Subscriber”).

WHEREAS:

(A)	The Company, Datang Holdings (Hongkong) Investment Company Limited, and Deutsche Bank AG, Hong Kong Branch and J.P. Morgan Securities (Asia Pacific) Limited (as Joint Placing Agents) entered into a placing and subscription agreement (the “Placing and Subscription Agreement”) dated 4 June 2014 in relation to the placing and subscription (the “Top-up Placing”) of 2,590,000,000 Shares (the “Marketed Shares”).

(B)	Pursuant to the share purchase agreement (the “Country Hill Share Purchase Agreement”) dated 18 April 2011 entered into between the Company and the Subscriber, if the Company proposes to issue new Shares or securities convertible into Shares, the Subscriber has a pre-emptive right to subscribe for a pro rata portion of such new securities issued which is equivalent to the percentage of the issued share capital of the Company then owned by the Subscriber prior to the issue of such securities. In connection with the placing and subscription of the Marketed Shares, the Company notified the Subscriber in writing on 5 June 2014 specifying the numbers and type of securities to be offered and the subscription price of the proposed offer. The Subscriber delivered an irrevocable notice to the Company to exercise its pre-emptive right to subscribe for the Subscription Shares on 18 June 2014.

(C)	The Subscriber and the Company have agreed that the Company shall issue and the Subscriber shall subscribe for the Subscription Shares (as defined below) on and subject to the terms and conditions of this Agreement and on and subject to substantially the same terms as that of the Placing and Subscription Agreement.

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the recitals), the following expressions shall, unless the context requires otherwise, have the following meanings:

“Agreement” means this subscription agreement (as may be amended or varied from time to time by an agreement in writing duly executed by the Parties);

“Announcements” means the First Announcement and the Second Announcement;

“Associate” has the meaning ascribed thereto in the Listing Rules;

“Bonds” means the Original Bonds, the Original Pre-emptive Bonds, the Further Bonds and any other convertible bonds issued or to be issued by the Company which are to be consolidated and form a single series with the Original Bonds;

“Business Day” means any day (excluding a Saturday, Sunday and public holiday) on which banks are generally open for business in Hong Kong and PRC;

“CCASS” means the Central Clearing and Settlement System operated by Hong Kong Securities Clearing Company Limited;

“Closing Date” means second Business Day after the date upon which the last of the Conditions to be satisfied shall have been so satisfied or waived or such other time and/or date as the Subscriber and the Company may agree in writing;

“Companies Ordinance” means the Companies Ordinance (Cap 622 of the Laws of Hong Kong) for the time being in force;

“Companies (Winding Up and Miscellaneous Provisions) Ordinance” means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap 32 of the Laws of Hong Kong) for the time being in force;

“Conditions” means the conditions to completion of the Share Subscription set out in Clause 3.1;

“Country Hill” means Country Hill Limited, the Subscriber, a wholly-owned subsidiary of CIC International Co., Ltd;

“Datang Telecom” means Datang Telecom Technology & Industry Holdings Co., Ltd, the holding company of Datang Holdings (Hongkong) Investment Company Limited;

“Datang Pre-Emptive Securities” means any Shares or Bonds to be issued to Datang (or any Shares to be issued thereunder) pursuant to any exercise of its pre-emptive right in connection with the issue of the Top-up Placing, the Subscription Shares and the Further Bonds under the subscription agreement dated 6 November 2008 between Datang Holdings (Hongkong) Investment Company Limited and the Company;

“Directors” means the directors of the Company for the time being;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Expenses” means the Subscriber’s costs and expenses (including but not limited to legal fees) properly incurred by it in relation to the Share Subscription;

“First Announcement” means the announcement dated 18 June 2014 issued by the Company regarding the Subscriber's intention to exercise its pre-emptive rights in respect of the issue of the Marketed Shares;

“Further Bonds” means the US$95,000,000 zero coupon convertible bonds due 2018 issued pursuant to a subscription agreement entered into between the Company, Deutsche Bank AG, Hong Kong Branch and J.P. Morgan Securities (Asia Pacific) Limited on 4 June 2014 and consolidated and forming a single series with the Original Bonds;

“General Rules” means the General Rules of CCASS from time to time in force;

“Group” means the Company and its subsidiaries and the expression “member of the Group” shall be construed accordingly;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended;

“Listing Committee” means the listing sub-committee of the board of directors of the Stock Exchange;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited for the time being in force;

“Original Bonds” means the US$200,000,000 Zero Coupon Convertible Bonds due 2018 issued on 7 November 2013;

“Original Pre-emptive Bonds” means the US$32,200,000 zero coupon convertible bonds issued to the Subscriber pursuant to a subscription agreement dated 18 December 2013 between the Subscriber and the Company and the US$54,600,000 zero coupon convertible bond due 2018 issued to Datang Holdings (Hongkong) Investment Company Limited pursuant to a subscription agreement dated 18 December 2013 between Datang Holdings (Hongkong) Investment Company Limited and the Company, which are to be consolidated and form a single series with the Original Bonds;

“Participant” means a person admitted for the time being by Hong Kong Securities Clearing Company Limited as a participant of CCASS;

“Parties” means the named parties to this Agreement and their respective successors and permitted assigns and “Party” means each one of them;

“PRC” means the People’s Republic of China;

“Regulation S” means Regulation S under the Securities Act;

“Relevant Securities” means the Subscription Shares and the Datang Pre-Emptive Securities;

“Rule 144A” means Rule 144A under the Securities Act;

“Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“SFC” means the Securities and Futures Commission;

“SFO” means the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong) for the time being in force;

“Second Announcement” means the announcement in the agreed form to be issued by the Company as soon as possible following the execution of this Agreement pursuant to the requirements under the Listing Rules relating to, amongst other things, the Share Subscription;

“Shareholders’ Meeting” means a shareholders’ meeting of the Company to consider and approve (1) the Share Subscription and (2) the special mandate for the issuance of the Subscription Shares;

“Shares” means the ordinary shares of US$0.0004 each in the share capital of the Company;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Share Subscription” means the subscription by the Subscriber for the Subscription Shares on and subject to the terms and conditions set out in this Agreement;

“Subscription Monies” means such sum as is the aggregate of the Subscription Price multiplied by the number of Subscription Shares;

“Subscription Price” means HK$0.60 per Share, being the same price as the subscription price for the placing and subscription of the Marketed Shares;

“Subscription Shares” means 268,642,465 new Shares to be issued by the Company under the Share Subscription;

“subsidiary” has the same meaning as in Section 15 of the Companies Ordinance;

“Takeovers Code” means the Hong Kong Codes on Takeovers and Mergers and Share Buy-backs issued by the SFC;

“Taxation” mean all forms of taxation whether of Hong Kong or elsewhere in the world whenever imposed and all statutory, governmental, state, provincial, local governmental or municipal impositions, duties and levies and all penalties, charges, costs and interests relating thereto;

“U.S.” or “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

“US$” means United States dollars, the lawful currency of the United States.

1.2	In this Agreement, references to any statute, statutory provision, Listing Rule or a rule of the Takeovers Code include a reference to that statute, statutory provision, Listing Rule or a rule of the Takeovers Code as from time to time amended, extended or re-enacted.

1.3	In this Agreement, references to persons include references to bodies corporate, references to singular include references to the plural and vice versa; and words denoting one gender only shall include other genders.

1.4	Headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

1.5	All references in this Agreement in relation to any time, date or period shall mean Hong Kong time.

1.6	References to Clauses, Sub-clauses and the Schedule are references to clauses and sub-clauses of and schedules to this Agreement.

2	SUBSCRIPTION

2.1	The Subscriber agrees to subscribe as principal for, and the Company agrees to issue, the Subscription Shares at the Subscription Price, free from all liens, charges, security interests, encumbrances and adverse claims on the terms and subject to the conditions set out in this Agreement.

2.2	The Company agrees that the Subscription Shares shall, when fully paid, rank pari passu in all respects with the other Shares in issue or to be issued by the Company on or prior to the date of completion of the Share Subscription including the rights to all dividends and other distributions declared, made or paid at any time after the date of allotment.

2.3	The Company shall release, or cause to be released, for publication, as soon as possible upon the execution of this Agreement, the Second Announcement in accordance with applicable laws and regulations (including without limitation the Listing Rules).

3	CONDITIONS OF SUBSCRIPTION

3.1	Completion of the Share Subscription is conditional upon the fulfilment of the following conditions:

3.1.1	the Listing Committee of the Stock Exchange granting listing of and permission to deal in the Subscription Shares (and such listing and permission not subsequently revoked prior to the delivery of definitive share certificate(s) representing the Subscription Shares under Clause 4.3 hereof);

3.1.2	The Company having obtained the approval of the shareholders of the Company (other than the Subscriber or its associates (as defined in the Listing Rules) at the Shareholders’ Meeting of:

(i)	the Share Subscription; and

(ii)	a special mandate for the issue of the Subscription Shares pursuant to this Agreement;

3.1.3	At the Closing Date:

(i)	the representations and warranties of the Company in this Agreement being true, accurate and correct at, and as if made on such date;

(ii)	the Company having performed all of its obligations under this Agreement to be performed on or before such date; and

(iii)	there having been delivered to the Subscriber a certificate in the form attached as Schedule 1, dated as of such date, of a duly authorised officer of the Issuer to such effect;

3.1.4	After the date hereof up to and at the Closing Date, there not having occurred any change (nor any development or event reasonably likely to involve a prospective change), in the condition (financial or other), prospects, results of operations or general affairs of the Company or of the Group, which, in the opinion of the Subscriber, is material and adverse in the context of the issue and sale of the Subscription Shares; and

3.1.5	The issue of the Subscription Shares by the Company and the subscription of the Subscription Shares by the Subscriber shall not be prohibited by any law or governmental order or regulation.

3.2	The Company shall, as soon as is reasonably practicable (1) take such steps as are necessary to hold the Shareholders’ Meeting with a view to obtain the approvals required under Condition 3.1.2; and (2) apply to the Stock Exchange for the granting of listing of, and permission to deal in, the Subscription Shares after the signing of this Agreement and the Company shall use all reasonable endeavours to obtain the granting of such listing and permission to deal by the Listing Committee of the Stock Exchange as soon as is reasonably practicable and will inform the Subscriber promptly following the granting of the same. The Company shall furnish such information, supply such documents, pay such fees and do all such acts and things as may reasonably be required by the Subscriber, SFC and/or the Stock Exchange in connection with the fulfilment of the Conditions in clauses 3.1.1 and 3.1.2. The Subscriber shall provide the Company with such necessary assistance as may be reasonably requested by the Company in connection with the fulfilment of the Conditions set out in clauses 3.1.1 and 3.1.2.

4	COMPLETION OF THE SUBSCRIPTION

4.1	Completion of the Share Subscription shall take place on the Closing Date.

4.2	At completion of the Share Subscription, the Subscriber shall pay or shall procure the payment of the Subscription Monies by electronic funds transfer in the amount thereof. The Company shall notify the Subscriber in writing, not less than five business days prior to the proposed Closing Date, the Company's bank account information to receive the Subscription Monies and the exact amount of the Subscription Monies.

4.3	Against compliance with the provisions of Clause 4.2, the Company shall:

4.3.1	forthwith duly allot and issue to the Subscriber (or as it may direct) the Subscription Shares and shall promptly register without registration fee the Subscriber and/or its nominees as members in respect of the Subscription Shares; and

4.3.2	at the option of the Subscriber, either (i) deliver to the Subscriber (or as it may direct) the definitive certificate(s) in respect of the Subscription Shares in favour of the Subscriber and/or its nominees or (ii) deposit the same into the account of the relevant Participant with whom the Subscriber has accounts in accordance with the Subscriber’s instructions.

5	UNDERTAKINGS OF THE COMPANY

5.1	The Company shall promptly make all notifications, registrations and filings as may from time to time be required in relation to the Subscription Shares and the transactions contemplated under this Agreement including, without prejudice to the generality of the foregoing, the filings with the Stock Exchange.

5.2	The Company shall make all appropriate disclosures pursuant to, and will comply in all respects with all applicable laws, regulations and directions (including without limitation the Listing Rules, the Takeovers Code and the SFO) and all requirements of the Stock Exchange, the SFC or any other applicable regulatory body in connection with the Share Subscription.

5.3	The Company undertakes and agrees that up to the Closing Date it will forthwith notify the Subscriber of any change affecting, or if at any time anything has occurred which would or would be likely to render untrue, inaccurate, misleading or breached in any respect, any of the representations, warranties and undertakings referred to in Clause 6. The Company shall procure that particulars of every significant new factor known to it which is capable of materially and adversely affecting the Share Subscription and which arises between the date hereof and the Closing Date shall be promptly provided to the Subscriber.

5.4	The Company undertakes with the Subscriber that it shall use reasonable endeavours to do all such other acts and things as may be reasonably required to be done by it to carry into effect the Share Subscription in accordance with the terms of this Agreement.

5.5	The Company undertakes to the Subscriber that for a period commencing on the date of this Agreement and ending on the date falling on 90 days after the date hereof (inclusive), the Company will not, except for the issue of (1) the Relevant Securities; (2) any Shares issuable under the Original Bonds, the Original Pre-emptive Bonds and the Further Bonds; (3) securities under the terms of any employee share scheme of the Company or any other scheme that has been publicly announced or disclosed by the Company as of the date of this Agreement; (4) bonus or scrip dividend or similar arrangements which provide for the allotment of Shares in lieu of the whole or part of a dividend on Shares of the Company in accordance with its articles of association; and (5) Shares or any securities convertible into or exercisable or exchangeable for or substantially similar to Shares which are issued as consideration for any merger or acquisition provided that (A) the aggregate value of the Shares issued (as calculated by the Current Market Price (as defined in the Terms & Conditions of the Bonds) is less than US$100,000,000 and (B) the Company procures that the person receiving such Shares executes a shareholder lock-up undertaking for substantially the same duration as provided in this Clause prior to any such issue:

5.5.1	allot or issue or offer to allot or issue or grant any option, right or warrant to subscribe for (either conditionally or unconditionally, or directly or indirectly, or otherwise) any Share(s) or any interests in Shares or any securities convertible into or exercisable or exchangeable for or substantially similar to Shares or interest in Shares; or

5.5.2	agree (conditionally or unconditionally) to enter into or effect any such transaction with the same economic effect as any of the transactions described in Clause 5.5.1 above; or

5.5.3	announce any intention to enter into or effect any such transaction described in Clauses 5.5.1 or 5.5.2 above,

without first having obtained the written consent of the Subscriber (such consent not to be unreasonably withheld or delayed).

For the avoidance of doubt, any additional lock-up undertaking entered into pursuant to 5.5 above shall only be for a period of 90 days from the date of this Agreement.

6	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	The Company warrants and undertakes to the Subscriber as follows:

6.1.1	Announcements: all statements of fact contained in the Announcements (including but not limited to the disclosure on the use of proceeds) are true and accurate in all material respects as at the dates of their publication and all statements of opinion, intention, expectation or estimates of the Directors in relation to the Company and/or any other member(s) of the Group contained therein (if any) are truly and honestly held and have been made on reasonable grounds after due and careful consideration, and the Announcements do not include an untrue statement of a material fact or omit to state a fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect;

6.1.2	No non-public information: save for the matters set out in the Announcements, the Company is not in possession of any non-public information relating to the Company, any other member of the Group or their respective businesses the release of which would materially affect the trading price of the Shares and there is not in existence any material or information relating to the Company which will be required to be but has not been disclosed by the Company under the Listing Rules or the Exchange Act. Without prejudice to the generality of the foregoing, there is no material information (including, without limitation, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Group) that is not described in the Company’s most recent annual report or subsequent public information releases (the “Company Information”) which information is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group; the Company Information does not include any untrue statement of a material fact or omit to state any fact necessary in order to make the statements therein not misleading in any material respect;

6.1.3	Information: all information (whether oral, written, electronic or in any other form) supplied by or on behalf of the Company, any other member of the Group or any of their respective officers, directors, employees or advisers, for the purpose of or in connection with the Share Subscription, the Company, and all publicly available information and records of the Company (including information contained in annual reports, statutory filings and registrations) is and was, when supplied or published, true and accurate in all material respects and not misleading in any material respect;

6.1.4	Litigation: save as disclosed in the Company Information, there is no claim, litigation, arbitration, prosecution or other legal proceedings or investigation or enquiry in progress or pending or threatened against any member of the Group or any of its properties or (as far as the Company is aware) the Company’s executive directors, officers or employees nor, so far as the Company is aware, is there any claim or any facts or circumstances of a material nature which would give rise to a claim against any member of the Group or any of its properties or the Company’s executive director, which in any such case would have or have had a material adverse effect on the condition, financial, trading or otherwise, or the earnings or business affairs (whether or not arising in the ordinary course of business) of the Company and the Group as a whole or which is material for disclosure in the context of the Share Subscription;

6.1.5	No material adverse change: save as disclosed in the Company Information, there has been no material adverse change, or any development involving or reasonably likely to involve a prospective material adverse change, in the condition, financial or otherwise, or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Company or the Group as a whole since 31 December 2013;

6.1.6	Incorporation: each member of the Group is duly incorporated and validly existing under the laws of the place of its incorporation and each member of the Group has power to own its assets and to conduct its business in the manner presently conducted and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of the Company or any member of the Group;

6.1.7	Approvals: each member of the Group has obtained such authorisations and licences (if any) as are required under the provisions of any applicable law in connection with the operation of its business and there is no breach by any member of the Group of the provisions of any ordinance, statute or regulation governing such authorisations or licences nor is there any reason why any such authorisation or licence should be withdrawn or cancelled, in each case other than any authorisation and licence the lack of which would not have a material adverse effect on the condition, earnings or business affairs of the Group as a whole;

6.1.8	Laws and Listing Rules: the Company is not in breach of any rules, regulations or requirements of the Stock Exchange and, in particular, the Company has complied at all times with the disclosure requirements under the Listing Rules, save for any breach or non-compliance which is not material in the context of the Share Subscription, and, other than the Conditions, all necessary consents (if any) have been obtained from the Stock Exchange and other authorities to complete the Subscription in the manner contemplated. The Subscription will not trigger a general offer under the Takeovers Code;

6.1.9	No order or judgment: save as disclosed in the Company Information, there is no order, decree or judgement of any court or governmental agency or regulatory body outstanding or anticipated against any member of the Group which may have or has had a material adverse effect upon the condition, financial or otherwise or the earnings or business affairs (whether or not arising in the ordinary course of business) of the Group (taken as a whole) or which is material in the context of the Share Subscription;

6.1.10	No default:

(i)	save as disclosed in the Company Information, no outstanding indebtedness of any member of the Group has become payable or repayable by reason of any default of any member of the Group and no event has occurred or is impending which may result in such indebtedness becoming payable or repayable prior to its maturity date, in a demand being made for such indebtedness to be paid or repaid or in any step being taken to enforce any security for any such indebtedness of any member of the Group, in each case which is material in the context of the Share Subscription;

(ii)	save as disclosed in the Company Information, no member of the Group is a party to or under any obligation which is material and which is of an unusual or unduly onerous nature; no member of the Group is in breach of or in default of its constitutional documents or any contract or agreement which may have or has had a material adverse effect upon the condition, financial or otherwise or the earnings or business affairs (whether or not arising in the ordinary course of business) of the Company or of the Group (taken as a whole) or which is material in the context of the Share Subscription; neither this Agreement nor the Share Subscription will constitute or give rise to a breach of or default under the constitutional documents or any agreement or other arrangement to which any member of the Group is party or give rise to any rights of any third party in respect of any assets of the Company or of the Group, in each case which is material in the context of the Share Subscription;

6.1.11	Financial Statements: the audited consolidated accounts for the Group for the financial year ended on 31 December 2013 and the unaudited consolidated financial statements of the Group as at and for the three months ended 31 March 2014, a copy of which has been provided to the Subscriber prior to the execution of this Agreement:

(i)	have been prepared on a recognised and consistent basis and in accordance with International Financial Reporting Standards; and

(ii)	comply with applicable ordinances, statutes and regulations and show a true and fair view of the state of affairs of the Group and of its results for the period in question;

6.1.12	Validity of Contracts: the Company has power under its constitutional documents to permit its entry into, and perform its obligations under, this Agreement in the manner set out herein and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by, and constitutes legally binding and enforceable obligations of the Company in accordance with its terms, subject to the laws relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, and general principles of equity; there is no authorisation, consent, approval, licence or notification required for the Share Subscription either from governmental, regulatory or other public bodies (including, without limitation, the Stock Exchange except for the approval for the listing of and permission to deal in the Subscription Shares by the Stock Exchange) or authorities or courts or from any third party pursuant to any contractual or other arrangement to which the Company or any other member of the Group is a party, except for those which have been, or will on or prior to the Closing Date be, obtained;

6.1.13	Compliance: the compliance by the Company with all of the provisions of this Agreement, as well as the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of, or result in any third party consent (other than the approval of the Stock Exchange as set out in the Conditions) being required under, any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument, decree, regulation or law to or by which any member of the Group is a party or to which any of the property or assets of any member of the Group is subject, or any statute or any order, rule or regulation, including, without limitation, to the extent applicable, the Companies Ordinance, the Companies (Winding Up and Miscellaneous Provisions) Ordinance, the Listing Rules, the Takeovers Code or any judgment, decree or order of any court or governmental agency or body having jurisdiction over any member of the Group or the property or assets of any member of the Group, in each case where such breach, violation would have a material adverse effect on the conditions, earnings or business affairs of the Group as a whole;

6.1.14	Pre-emptive Rights and Options: except for the Relevant Securities, any Shares issuable under the Original Bonds, the Original Pre-emptive Bonds and the Further Bonds, the employee share options and restricted share units and restricted shares of the Company in issue as at the date of this Agreement, no unissued share capital of any member of the Group is under any option or agreed conditionally or unconditionally to be put under any option and, other than the Subscriber and Country Hill, no person has an outstanding warrant, pre-emptive right or any other right of any description to require Shares to be allotted or issued by any member of the Group;

6.1.15	No insider dealing: the Company has not been, is not and will not be at any time engaged in insider dealing for the purposes of the SFO in connection with the Share Subscription and the related transactions entered into or to be entered into pursuant to this Agreement; neither the Company nor any person acting on behalf of the Company or under the control of the Company has taken or will take, directly or indirectly, any action designed or which was designed, or which constitutes or has constituted or might reasonably be or have been expected to cause or result in, stabilisation or manipulation of the price of any Shares or other securities of the Company to facilitate the Share Subscription;

6.1.16	No Registration: neither the Company, its affiliates (as defined in Rule 501(b) of Regulation D) nor any persons acting on its or their behalf:

(i)	directly or indirectly has made or will make offers or sales of any security, or directly or indirectly has solicited or will solicit offers to buy, or otherwise negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of the Marketed Shares and the Subscription Shares under the Securities Act; or

(ii)	directly or indirectly, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Marketed Shares and the Subscription Shares in the United States;

6.1.17	No Directed Selling Efforts: neither the Company, its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on its or their behalf has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Marketed Shares and the Subscription Shares;

6.1.18	No Price Manipulation: neither the Company, its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on its or their behalf, directly or indirectly, has taken or will take any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of the Relevant Securities or other security of the Company to facilitate the sale or resale of the Marketed Shares and the Subscription Shares;

6.1.19	Investment Company: the Company is not, and as a result of the Top-up Placing contemplated in the Placing and Subscription Agreement and the Share Subscription contemplated herein will not be, an “investment company” under, and as such term is defined in, the Investment Company Act;

6.1.20	Passive Foreign Investment: the Company is not, and does not intend to become, and will not as a result of the Top-up Placing and the Share Subscription or otherwise become, a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code;

6.1.21	Foreign Issuer: the Company is a “foreign issuer” (as such term is defined in Regulation S of the Securities Act) and reasonably believes that there is no “substantial U.S. market interest” (as such term is defined in Regulation S of the Securities Act) in the Marketed Shares and the Subscription Shares or in any securities of the same class as the Marketed Shares and the Subscription Shares;

6.1.22	Offer and Sale: the offer and sale of the Subscription Shares by the Company under this Agreement, and, relying on the representation provided in Clause 2.7.3 of the Placing and Subscription Agreement, the offer and sale of the subscription Shares by the Company and the Sale Shares by Datang Holdings (Hongkong) Investment Company Limited under the Placing and Subscription Agreement, will be made outside the United States in accordance with Regulation S under the Securities Act and within the United States to qualified institutional buyers (as defined in Rule 144A) pursuant to an exemption from the registration requirements under the Securities Act;

6.1.23	Anti-Money Laundering: the operations of the Company and each member of the Group (excluding Brite Semiconductor, Inc) and, to the best of the knowledge of the Company and after due and careful enquiry, Brite Semiconductor, Inc and any of the Company’s jointly controlled entities are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any member of the Group and any of their jointly controlled entities of the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company (after due and careful enquiry), threatened;

6.1.24	No Unlawful Payments: none of the Company, any member of the Group, any director, officer or employee of, and to the best knowledge of the Company (after due and careful enquiry), any agent, affiliate of or other person acting on behalf of the Company or any member of the Group, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any other applicable anti-bribery or anti-corruption law or regulation similar to the FCPA (including but not limited to, the UK Bribery Act of 2010), in any other jurisdiction in which the Company or any member of the Group operates including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction; the Company, its affiliates and every member of the Group has conducted their businesses in compliance with the FCPA and any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction and have instituted and maintain policies and procedures designed to ensure continued compliance with, and prevent violation of, such laws, rules and regulations;

6.1.25	Sanctions: none of the Company, the members of the Group, any director, officer or employee of, and to the best knowledge of the Company (after due and careful enquiry), any agent, affiliate of or other person acting on behalf of the Company or any member of the Group:

(i)	is an individual or entity (a “Person”) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Government (including but not limited to the designation as a “specially designated national” or “blocked person” thereunder) or any sanctions or requirements imposed by, or based upon the obligations or authorisations set forth in, the U.S. Trading With The Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions Accountability and Divestment Act and Section 1245 of the National Defense Authorization Act for Fiscal Year 2012, the U.S. Syria Accountability and Lebanese Sovereignty Act, or the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, or any Executive Orders issued in relation to the imposition of sanctions, or any sanctions or measures imposed by the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”) (collectively, the “Sanctions”);

(ii)	is located, organised or operating in a country or territory that is the subject of Sanctions;

(iii)	has for the past five years engaged in, and is now engaged in any dealings or transactions with any government, person, entity or project targeted by, or located in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions;

(iv)	is or has been in violation of or subject to an investigation relating to any Sanctions;

6.1.26	Use of Proceeds: neither the Company nor any member of the Group will directly or indirectly use the proceeds of the Share Subscription hereunder, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or business with any Person currently subject to any Sanctions or operating in any country or territory that is the subject of Sanctions where such operations are in violation of such Sanctions or in any other manner that would result in a violation by any Person (including any Person participating in the offering, whether as underwriter, adviser, investor or otherwise) of Sanctions; and

6.1.27	Environmental Laws: each member of the Group has complied in all respects with all applicable Environmental Laws, save where any non-compliance would not have a material adverse effect. For the purpose of this Clause 6.1.27, “Environmental Laws” means any and all supra-national, national, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the protection of the environment (including, without limitation, human, animal and plant life, ambient air, surface water, ground water, or land), the protection of property and proprietary rights or for the compensation of harm to the environment whether by clean-up, remediation, containment or other treatment or the payment of monies to any competent authority.

6.1.28	The Company has the full right, power and authority to enter into and perform its obligations under this Agreement and, subject to satisfaction of the Conditions, to allot and issue the Subscription Shares without any sanction or consent of its members and all necessary authorisations, approvals, consents and licences relating to the same have been, or will, prior to completion of the Subscription, be unconditionally obtained and are, or will, prior to completion of the Subscription, be in full force and effect, and this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms; and

6.1.29	The allotment and issue of the Subscription Shares pursuant to this Agreement will not result in any breach of and will comply with all relevant provisions of Hong Kong, the Companies Ordinance, the Companies (Winding Up and Miscellaneous Provisions) Ordinance, the Listing Rules and all other applicable laws, rules and regulations.

6.2	The representations, warranties and undertakings set out in this Clause 6 are given as at the date hereof and repeated on the Closing Date, with reference in each case to the facts and circumstances then subsisting. The Company undertakes to notify the Subscriber of any matter or event coming to its attention prior to the completion of the Share Subscription which shows or may show any of the representations, warranties and undertakings set out in Clause 6 to be or to have been untrue, inaccurate or misleading.

6.3	The rights and remedies of each Party in respect of the representations, warranties and undertakings referred to in this Clause 6 shall not be affected by:

6.3.1	completion of the Subscription;

6.3.2	any investigation made into the affairs of any Party or any knowledge held or gained of any such affairs by or on behalf of the other Parties; or

6.3.3	termination of this Agreement or any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the other Parties.

7	INDEMNITY

7.1	The Company undertakes to indemnify and hold harmless the Subscriber and each of its respective agents, subsidiaries, affiliates or associated companies, their respective directors, officers, employees and agents including, but not limited to, the directors, officers, employees and controlling persons within the meaning of the Securities Act, as the case may be, of the Subscriber and each of its respective affiliates within the meaning of the Securities Act or the U.S. Securities Exchange Act of 1934 (and shall include the partners of any such affiliates) (the “Indemnified Parties”) against all or any costs, expenses (including legal fees), fees, claims, actions, liabilities, demands, proceedings or judgments (including, but not limited to, all such losses, costs, charges or expenses suffered or incurred in disputing or defending any costs, fees, claims, actions, liabilities, demands, proceedings or judgments (the “Proceedings”) and/or in establishing its rights to be indemnified pursuant to this Clause 7 and/or in seeking advice in relation to any Proceedings brought or established or threatened to be brought or established against any of the Indemnified Parties by any governmental agency, regulatory body or other person (the “Losses”)) directly or indirectly arising out of or in connection with or based on any breach or alleged breach of any of the representations, warranties and undertakings contained in this Agreement:

7.2	The indemnities contained in Clause 7.1 shall remain in full force and effect notwithstanding completion of the Share Subscription in accordance with the terms and conditions herein contained, shall be in addition to any liability which the Company may have and shall extend to include all costs, charges and expenses which the Subscriber and/or any of the Indemnified Parties may reasonably incur or pay in disputing, settling or compromising any matter to which the indemnity might relate and in establishing the right to indemnification pursuant to this Clause 7 in respect of any matter. The Company shall not, without the prior written consent of the Subscriber, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

7.3	If the Subscriber becomes aware of any claim which is relevant for the purposes of Clause 7.1, it will as soon as reasonably practicable give notice in writing thereof to the Company and will consult with the Company and, subject to being indemnified against any additional or increased expenses it may suffer or incur as a result of so doing, give full consideration to the views of the Company in relation to the manner in which the Subscriber shall conduct such claim.

7.4	The Company shall not, and shall procure that no member of the Group shall, at any time prior to or on the Closing Date do or omit to do anything which would cause any of the representations, warranties and undertakings set out in Clause 6 to be untrue.

7.5	All payments due under this clause 7 of this Agreement are to be made in U.S. dollars and are stated exclusive of any applicable tax whether income taxes, withholding taxes, value added taxes, goods and services taxes, business or services taxes or similar taxes other than taxes imposed in respect of net income by a taxing jurisdiction wherein the recipient is incorporated or resident for tax purposes (“Taxes”). If any deduction or withholding for or on account of Taxes is required to be made from any payment to the Subscriber, then the Company shall pay an additional amount so that the Subscriber receives, free from any such withholding, deduction, assessment or levy, the full amount of the payments set out herein. The Company shall make appropriate payments and returns in respect of such Taxes and provide the Subscriber with an original or authenticated copy of the tax receipt.

8	Expenses

8.1	General Expenses: For the avoidance of doubt, in connection with the issue of the Subscription Shares, the Company agrees to pay all reasonable costs and expenses in connection with (a) the preparation and production of this Agreement and all other documents relating to the issue of the Subscription Shares, (b) the allotment and issue of the Subscription Shares, and (c) the listing of the Subscription Shares on the Stock Exchange, except for the attorney fees of the Subscriber's legal adviser, which shall be borne by the Subscriber.

9	TERMINATION

9.1	Notwithstanding anything contained in this Agreement, if at any time prior to 9:00 a.m. (Hong Kong time) on the Closing Date:

9.1.1	there develops, occurs or comes into force:

(i)	any new law or regulation or any change or development involving a prospective change in existing laws or regulations in any relevant jurisdiction which in the opinion of the Subscriber has or is likely to have a material adverse effect on the financial position of the Group as a whole; or

(ii)	any significant change (whether or not permanent) in local, national or international monetary, economic, financial or political conditions which in the opinion of the Subscriber is or would be materially adverse to the success of the Share Subscription; or

(iii)	any significant change (whether or not permanent) in local, national or international securities market conditions or currency exchange rates or foreign exchange rates or foreign exchange controls which in the reasonable opinion of the Subscriber is or would be materially adverse to the success of the Subscriber or make it impracticable or inexpedient to proceed therewith; or

(iv)	a general moratorium on commercial banking activities in Hong Kong, the PRC, London or New York declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in Hong Kong, the PRC, Singapore, the United Kingdom or the United States; or

(v)	a change or development involving a prospective change in Taxation which materially adversely affects the Group as a whole or the Subscription Shares; or

(vi)	any outbreak or escalation of hostilities or act of terrorism involving Hong Kong, the PRC, Singapore, the United Kingdom or the United States or the declaration by Hong Kong, the PRC, Singapore, the United Kingdom or the United States of a national emergency or war; or

(vii)	any suspension of dealings in the Shares on the Stock Exchange or American Depository Shares over the Shares on the New York Stock Exchange for any period whatsoever (other than a voluntary suspension or as a result of the Subscription, the Announcement or in connection with the issuance of the Relevant Securities); or

(viii)	any moratorium, suspension or material restriction on trading in shares or securities generally on the Stock Exchange, the Shanghai Stock Exchange, the London Stock Exchange or the New York Stock Exchange due to exceptional financial circumstances or otherwise at any time prior to the Closing Date; or

9.1.2	any breach of any of the representations, warranties and undertakings set out in Clause 5 or Clause 6 comes to the knowledge of the Subscriber or any event occurs or any matter arises on or after the date hereof and prior to the Closing Date which if it had occurred or arisen before the date hereof would have rendered any of such representations, warranties and undertakings untrue or incorrect in any respect, or there has been a breach of, or failure to perform, any other provision of this Agreement on the part of the Company; or

9.1.3	there is any such adverse change, or development involving a prospective adverse change in the general affairs, condition, results of operations or prospects, management, business or in the financial or trading position of the Group as a whole which in the opinion of the Subscriber is materially adverse to the success of the Subscription, then and in any such case, the Subscriber may terminate this Agreement without liability to it and/or the Company (other than for any antecedent breach) by giving notice in writing to the Company, which notice may be given at any time prior to 9:00 a.m. (Hong Kong time) on the Closing Date.

9.2	In the event that the Subscriber terminates this Agreement in accordance with Clause 9.1, all obligations of each of the Parties under this Agreement shall cease and no Party shall have any claim against any other Party in respect of any matter arising out of or in connection with this Agreement except for:

9.2.1	any antecedent breach of any obligation under this Agreement; and

9.2.2	liabilities under Clause 7.

10	ANNOUNCEMENTS

Save for the Announcements and the shareholders’ circular relating to, amongst other things, the Share Subscription, for the purpose of the Shareholders’ Meeting, and save as required by law or applicable regulation or by the U.S. Securities and Exchange Commission, the Stock Exchange or the SFC, each of the Parties hereby undertakes to procure that no public announcement or communication to the press or to the Stock Exchange concerning the Share Subscription shall be made by or on behalf of the Company between the date hereof and the Closing Date without the prior written approval (such approval not to be unreasonably withheld or delayed) from the Subscriber as to the content, timing and manner of making thereof.

11	TIME OF THE ESSENCE

Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Subscriber and the Company and but as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

12	NOTICES

12.1	All notices delivered hereunder shall be in writing in English and shall be communicated to the following addresses:

If to the Company, to:

Semiconductor Manufacturing International Corporation

No. 18 Zhangjiang Road

Pudong New Area

Shanghai 201203

The People’s Republic of China

Facsimile:          +86-21-3861-0000 (ext 16688)

Attention:         Gareth Kung

If to the Subscriber, to:

6/F, New Poly Plaza

No. 1 Chaoyangmen Beidajie

Dongcheng District

Beijing 100010

The People's Republic of China

Fax no.: +86 10 6408 6282

Attention: Jing Xu / Kai Qu

12.2	Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered and if sent by facsimile, on receipt of confirmation of transmission. Any notice received on a Saturday, Sunday or public holiday shall be deemed to be received on the next Business Day.

13	MISCELLANEOUS

13.1	Each Party undertakes with the other Parties that it shall execute and perform and procure that there are executed and performed such further documents and acts as any other Party may reasonably require to give effect to the provisions of this Agreement.

13.2	This Agreement constitutes the entire agreement and understanding between the Parties in connection with the Share Subscription. This Agreement supersede all previous agreements or understandings which shall cease to have any further force or effect and no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

13.3	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Subscriber and the Company. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

13.4	This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

13.5	No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

13.6	This Agreement shall be binding upon, and inure solely to the benefit of, each Party and, to the extent provided herein, any directors, officers, employees and controlling persons of each Party, and their heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

14	APPLICABLE LAW AND JURISDICTION

14.1	This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong for the time being in force.

14.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any party with notice to the other parties. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Clause 14.2 There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English. Neither party shall be required to give general discovery of documents, but may be required to produce specific, identified documents that are relevant to the dispute. Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief in aid of arbitration, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first before written.

SIGNED by for and on behalf of SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION in the presence of:

SIGNED by for and on behalf of COUNTRY HILL LIMITED in the presence of:

SCHEDULE 1

FORM OF CERTIFICATE CONFIRMING NO MATERIAL ADVERSE CHANGE

[ON THE LETTERHEAD OF THE COMPANY]

To:

[●]

with a copy to:

[●]

[Date] 2014

Dear Sirs

SUBSCRIPTION AGREEMENT RELATING TO SUBSCRIPTION OF NEW SHARES OF THE COMPANY

Pursuant to the Subscription Agreement dated [●] 2014 (the “Agreement”) made between Semiconductor Manufacturing International Corporation (the “Company”) and (2) yourself as the Subscriber, I hereby confirm, on behalf of the Company, that as at today’s date (i) the representations and warranties of the Company set forth in the Agreement are true, accurate and correct in all material respects at, and as if made on, today’s date; (ii) the Company has performed all of its obligations under the Agreement to be performed on or before today’s date and (iii) there has been no material adverse change nor any development or event involving a prospective material adverse change in the assets and liabilities, financial position and performance, profits and losses and prospects of the Company or the Group since 31 December 2013.

Yours faithfully

For and on behalf of

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

___________________________

[Name]

Director/[Title of authorised officer]

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